SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



Date of Report: November 28, 2001


                                  XIN NET CORP.
                                 --------------
             (Exact name of registrant as specified in its charter)



Florida                     0-26559                 33-0751560
----------------          -------------            ------------
(State or other           (Commission              (IRS Employer
jurisdiction of           File Number)             Identification No.)
incorporation)


          #830 - 789 West Pender Street, Vancouver, B.C. Canada V6C 1H2
          -------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (604) 632-9638




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ITEM 1.   CHANGES IN CONTROL OF REGISTRANT

          None.


ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

          None.


ITEM 3.   BANKRUPTCY OR RECEIVERSHIP

          None.


ITEM 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

          None.


ITEM 5.   OTHER EVENTS

         On November 23, 2001 the Company signed an "Investment Banking Agreement" with iBanc Group, Inc. of Irvine, California for investment services. Under the terms of the agreement, iBanc shall arrange financing for the Company in an amount of US$6 Million in the form of the purchase of 12 million restricted common shares of the Company at the price of $0.50 per share, and provide advisory services to the Company for a period of up to 24 months. The Company will pay iBanc a commission of 10% and a fee of $35,000 per month over a two-year period. In addition, the Company will issue to iBanc 600,000 restricted common shares, a 5-year warrant for the purchase of another 500,000 shares exercisable at a price per share of 115% of the average closing price of the shares of Xin Net over the last 10 days of trading prior to the date of issue of the warrant, and a second 5-year warrant for the purchase of another 500,000 shares exercisable at a price of $0.50 per share.

            On October 1, 2001 Xin Net signed an agreement to acquire all the shares of Protectserve Pacific Ltd. ("PSP"), an innovative developer and provider of state-of-the-art web-based surveillance, monitoring & control systems. Xin Net and PSP are presently negotiating to cancel that agreement and replace it with a new agreement by which Xin Net will acquire control of a publicly traded company. The new public company will acquire PSP and thereafter Xin Net will distribute by way of a dividend its shares of the new company to Xin Net shareholders of record at a yet-to-be determined record date. (The Xin Net shares issued to iBanc or its assignee under the financing agreement will not have any right to this dividend.)


ITEM 6.   RESIGNATION AND APPOINTMENT OF DIRECTORS

          None.


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ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIALS, & EXHIBITS

     Financial Statements - None.
     Exhibits:

            10.1       Investment Banking Agreement with iBanc Group, Inc.
            10.2       PSP Share Exchange Agreement*


* Previously filed



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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 28, 2001                   XIN NET CORP.


                                           By: /s/ Marc Hung
                                               ---------------------------------
                                                Marc Hung, President